AMERCIAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

(Dollars in Millions)

	Year Ended December 31,
	2009	2008	2007	2006	2005

Pretax earnings attributable to shareholders
excluding discontinued operations	$ 801.6	$311.7	$ 606.8	$ 657.0	$299.1
Net earnings attributable to noncontrolling
interests in subsidiaries having fixed
charges	11.4	4.2	32.1	37.4	28.0
Less undistributed equity in
losses of investees	2.3	1.7	2.3	3.2	7.8
Fixed charges:
Interest on annuities	434.9	418.0	371.5	343.7	341.6
Interest expense	66.8	69.9	71.2	72.4	79.3
Debt discount and expense	.9	1.6	2.0	1.9	3.9
Portion of rentals representing
interest	13.3	13.2	12.4	11.3	10.3

EARNINGS	$1,331.2	$820.3	$1,098.3	$1,126.9	$770.0

Fixed charges:
Interest on annuities	$ 434.9	$418.0	$ 371.5	$ 343.7	$341.6
Interest expense	66.8	69.9	71.2	72.4	79.3
Debt discount and expense	.9	1.6	2.0	1.9	3.9
Portion of rentals representing
interest	13.3	13.2	12.4	11.3	10.3

FIXED CHARGES	$ 515.9	$502.7	$ 457.1	$ 429.3	$435.1

Ratio of Earnings to Fixed Charges	2.58	1.63	2.40	2.62	1.77

Earnings in Excess of Fixed Charges	$ 815.3	$317.6	$ 641.2	$ 697.6	$334.9

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